EXHIBIT 2.3A

AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT

AMENDMENT NO. 1, dated as of August 15, 2007 (the “Amendment”), to the Stock Purchase Agreement dated as of June 15, 2007 (the “Agreement”) by and among Fine Lake International Limited, a company organized under the laws of the British Virgin Islands (“Buyer”) and a wholly-owned subsidiary of China Water and Drinks Inc., a Nevada corporation (“CWD”), CWD and Peter Ng and Connie Leung, the shareholders (jointly, the “Sellers” and individually, a “Seller”) of Pilpol (HK) Biological Limited, a Hong Kong company that owns and operates Nanning Taoda Drink Company Limited, a PRC company.

WHEREAS, Buyer, CWD and the Sellers have heretofore entered into the Agreement pursuant to which the Buyer purchased 100% of the outstanding equity of Pilpol (the “Shares”); and

WHEREAS, Section 7.04 of the Agreement provides that the Agreement may be amended in a written instrument signed by the parties thereto or their respective successors or assigns; and

WHEREAS, Buyer, CWD and the Sellers desire to amend the Agreement.

NOW THEREFORE, the parties hereto agree as follows:

Section 1. Definitions. Unless otherwise herein, capitalized terms used herein and not defined shall have the meanings specified in the Agreement.

Section 2. Amendments to the Agreement.

(a) Section 2.02 is hereby deleted in its entirety and replaced by the following new Section 2.02:

“SECTION 2.02. Purchase Price. In consideration for the purchase of the Shares, the Buyer shall pay to Sellers a purchase price (the “Purchase Price”) which shall consist of cash (the “Cash Consideration”) as described in Section 2.03 hereof and stock (the “Stock Consideration) as described in Section 2.04 hereof. The Sellers agree that 70% of the Deposit (as hereinafter defined), 70% of the Cash Consideration and 70% of the Stock Consideration shall be paid to Mr. Ng and that 30% of the Deposit, 30% of the Cash Consideration and 30% of the Stock Consideration shall be paid to Ms. Leung.”

(b) Section 2.03 is hereby deleted in its entirety and replaced by the following new Section 2.03:

“SECTION 2.03. Cash Consideration. Within 15 days of the date hereof, Buyer shall pay to Sellers a deposit in cash equal to US $300,000 (the Deposit”) and within 15 business days after Buyer has been provided with the audited financial statements of the Company for its fiscal year ended December 31, 2006 (the “2006 Financial Statements”), Buyer shall pay Sellers an amount of cash equal to $5,032,522.”

(c) Section 2.04 is hereby deleted in its entirety and replaced by the following new Section 2.04:

“SECTION 2.04. Stock Consideration; Lock-up. On the 30th day following the effective date of the initial registration statement filed by CWD pursuant to the Registration Rights Agreement (the “Stock Consideration Payment Date”), CWD shall issue to the Sellers and Buyer shall deliver to the Sellers 1,523,578 shares of CWD Common Stock. Each of the Sellers hereby agrees that such Seller shall not sell, transfer or otherwise dispose of any of the shares of CWD Common Stock comprising the Stock Consideration and delivered to such Seller pursuant to this Section 2.04 for a period of two years following such Stock Consideration Payment Date.”

Section 3. Miscellaneous.

(a) Effectiveness. This Amendment shall become effective as of the date first above written.

(b) Continued Effectiveness of the Agreement. Except as expressly amended herein, all terms and provisions of the Agreement are and shall continue to be in full force and effect.

(c) Governing Law. This Amendment shall be governed and construed in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.

(d) Counterparts. This Amendment may be executed by the parties hereto in any number of separate counterparts.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective duly authorized officers as of the date first above written.

FINE LAKE INTERNATIONAL LIMITED

By:	/s/ Xu Hong Bin
Name:	Xu Hong Bin
Title:	Director

CHINA WATER AND DRINKS INC.

By:	/s/ Chen Xing Hua
Name:	Chen Xing Hua
Title:	Chief Executive Officer

SELLERS:
Shareholders of Pilpol (HK) Biological Limited

/s/ Peter Ng
Peter Ng

/s/ Connie Leung
Connie Leung